UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 18, 2009

SUPATCHA RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-1153293	98-0593835
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 S. Court Street, Thunder Bay, Ontario, Canada	P7B 2S4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(807) 944-2644

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective December 9, 2009, Donald Axent resigned as president, chief executive officer and as a director of our company.

Effective December 9, 2009, William Kosoris resigned as secretary and as a director of our company.

Effective December 9, 2009, Brian Matson resigned as chief financial officer, treasurer and as a director of our company.

Effective December 9, 2009, Steve Talley, Nikolae Yagodka and Andrei B. Yasinskij were appointed directors of the company.  In addition, Steve Talley was appointed president and Nikolae was appointed secretary and treasurer.

Our board of directors now consists of Steve Talley, Nikolae Yagodka and Andrei B. Yasinskij.

Steve Talley

Mr. Steve Talley has over 30 years of entrepreneurial, business management and market initialization experience.  He is adept at guiding emerging start-up companies through the stages of capital formation, strategic planning and business growth; specializing in venture capital financing.  Mr. Talley’s diversified background includes senior management, real estate marketing, and sales positions with both established and start-up companies.  Mr. Talley served in the United States Navy Anti Submarine Warfare.

Nikolae Yagodka

Mr. Nikolae Yagodka is a seasoned mining industry veteran and project geologist.  With distinguished mining and exploration career that has spanned 25 years and three continents, Mr. Yagodka has operated in key managerial roles -- encompassing mine development and construction management -- with prominent mining companies including 12 years in Kazakhstan with UC Samruk Kazyna Mining.  While at UC as project geologist, Mr. Yagodka was responsible for all exploration activities, definition drill-out and resource studies that identified the UC Gold Mine.

Andrei B. Yasinskij

Mr. Andrei Yasinskij has a Masters Degree in Foreign Economic Relations from the Moscow Financial Institute.  He is the Director General of Abakansky Holding Company, a major Russian private investment company which operates throughout Russia, Europe, Asia, and North America and who are significant shareholders of Angler Nickel and Mnogovershinnoye Gold.  In the resource sector he has worked directly with both Angler and Mngovershinnoye and was formerly the Chairman of the Board of Dorozhnik Gold Corp.  His strong business relationships and experience in Europe and the Former Soviet Union.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPATCHA RESOURCES INC.

/signature
Steve Talley
President

Date:	December 18, 2009